Exhibit 5.1
[Letterhead of Davies Ward Phillips & Vineberg LLP]

October 22, 2007
Centerplate, Inc.
201 East Broad Street
Spartanburg, SC 29306
Ladies and Gentlemen:
     We have acted as counsel to Centerplate, Inc., a Delaware corporation formerly known as Volume Services America Holdings, Inc. (the “Company”) and the subsidiaries of the Company (the “Guarantors”) named in Schedule I hereto in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) the sale by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) of up to an aggregate of 2,517,818 shares of common stock, par value $0.01 per share (the “Shares”), (ii) the sale by the Selling Securityholders of up to $14.4 million aggregate principal amount of Subordinated Notes due 2013 (the “Notes”), (iii) the issuance by the Guarantors of guarantees (the “Guarantees”) under the Indenture with respect to the Notes and (iv) the sale by the Selling Securityholders of an aggregate of up to 2,517,818 Income Deposit Securities (“IDSs”), each representing one Share and $5.70 aggregate principal amount of Notes. The Notes and the Guarantees will be governed by an indenture among the Company, the Guarantors and The Bank of New York, as Trustee dated as of December 10, 2003, as amended by a First Amendment to Indenture dated as of October 24, 2006, and as supplemented by that certain Supplemental Indenture (the “Supplemental Indenture” and such three documents collectively, the “Indenture”).
     We have examined (i) the Registration Statement and (ii) a form of the stock certificate, a form of the amended and restated global IDS certificate, and a form of the amended and restated 13.5% Subordinated Note due 2013, the Indenture, and that certain amended and restated stockholders agreement dated as of December 10, 2003 (the “Stockholders Agreement”), each of which has been filed with the Commission as an exhibit to the Registration Statement or incorporated as an exhibit by reference to prior filings by the Company with the Commission. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors, as well as upon representations as to factual matters contained in the underwriting agreement related to the Registration Statement.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have also assumed that the form of the Supplemental Indenture that is executed by the Company and the Guarantors will be identical to the form of the Supplemental Indenture that we have reviewed. We also have assumed that at the time of execution, authentication, issuance and delivery of the Notes and the Guarantees, (1) the Indenture will be the valid and legally binding obligation of the Trustee and (2) the Stockholders Agreement is the valid and legally binding obligation of the parties thereto (other than the Company).
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1. Assuming the due execution, authentication and delivery of the IDSs, upon payment of the consideration therefor and otherwise in accordance with the provisions of the Indenture, the IDSs will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     2. The Shares have been validly issued, and are fully paid and nonassessable.
     3. Assuming the due execution, authentication and delivery of the Notes, upon the delivery by the Selling Securityholders of shares of the Company’s common stock in exchange for such Notes pursuant to and otherwise in accordance with the provisions of the Stockholders Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     4. Assuming the due execution, authentication (as applicable) and delivery of the Notes underlying the Guarantees and of the Supplemental Indenture, upon the Company’s issuance of the Notes to the Selling Securityholders upon their delivery to the Company of shares of the Company’s common stock in exchange for such Notes pursuant to and otherwise in accordance with the provisions of the Stockholders Agreement, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.
     Our opinions set forth above in paragraphs 1, 3 and 4 are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the States of Kansas, Maryland and Texas, we have relied upon the opinions of

Blackwell Sanders Peper Martin LLP, Venable LLP and Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., respectively, in each case, dated the date hereof.
     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the laws of the States of Kansas, Maryland and Texas.
     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Yours truly,
/s/ Davies Ward Phillips & Vineberg LLP

SCHEDULE I
Guarantors

NAME	STATE OF ORGANIZATION
Service America Concessions Corporation	Maryland
Service America Corporation	Delaware
Service America of Texas, Inc.	Texas
Centerplate of Kansas, Inc.	Kansas
Volume Services, Inc.	Delaware
Volume Services America, Inc.	Delaware